Exhibit 99.1
News Release

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392
Borders Group Reports Q1 2008 Results; Operating Cash Flow Improves by $133 Million
New Borders.com Launched Today
ANN ARBOR, Mich., May 27, 2008—Borders Group, Inc. (NYSE: BGP) today reported results for the first fiscal quarter, ended May 3, 2008. Total consolidated sales, at $784.7 million, were down 1.0% over a year ago. At Borders domestic superstores, comparable store sales for the period decreased by 4.1%. Without the impact of music, same-store sales at Borders domestic superstores decreased by 1.7% for the quarter. Within the Waldenbooks Specialty Retail segment, comparable store sales decreased by 0.8% over the same period a year ago. Same-store sales in the International segment increased by 3.1% in the first quarter.
Cash flow from operations improved by $132.9 million for the quarter compared to a year ago due in large part to improved inventory management, which generated $88.9 million in cash in the first quarter. Inventory decreased by $188.4 million at cost from the same period a year ago. Debt was reduced by $130.9 million compared to the prior year, including the prior year debt of discontinued operations.
All earnings and loss figures presented throughout this news release are provided on a GAAP basis, unless otherwise stated.
“As was the case with nearly every other retailer, the challenging overall consumer environment hampered sales performance in the first quarter. I am pleased, however, that even within this difficult retail climate, we were able to manage inventory well, begin to aggressively reduce expenses, and end the quarter with better bottom line results than would have been expected in this type of environment,” said Borders Group Chief Executive Officer George Jones. “In fact, we worked with a third party advisor to develop a plan to reduce our annual operating expenses by $120 million, giving Borders a new, more effective base operating model going forward. We expect to realize about half of these savings within the current fiscal year and the full amount in 2009. We also substantially improved cash flow and reduced debt in the first quarter—both of which are critical factors in achieving our long term financial goals—and as we announced in March, we completed financing to support our short term goals. While we have seen an improvement in sales in recent weeks, we will continue to aggressively execute expense reductions and manage our business conservatively, putting us in a much better position for long term success.”
-more-

Borders Group Q1 2008—2
Borders.com Launched Today
Management also announced earlier today through a separate news release that after seven years of being teamed with Amazon.com for e-commerce, the company has launched its own new e-commerce site—Borders.com. It is expected that Borders.com will at minimum be break-even this year and will be accretive in 2009.
“We are thrilled to have launched our new Borders.com site today as it will be extremely meaningful to our business,” Jones said. “The site has several innovative features that we believe shoppers will find compelling, and importantly, we will be able to market it to our over 26 million Borders Rewards loyalty program members who will now be able to earn and use program benefits online as well as in our stores. During the next couple of months, we will roll out the new Borders.com to our superstores nationwide via existing computer kiosks operating in all of our locations. This will help us strengthen our ability to meet customer needs with vastly expanded selection and should help capture sales that may have been lost in the past to other internet competitors.”
Consolidated Results
Borders Group achieved first quarter consolidated sales of $784.7 million, a decrease of 1.0% over 2007. The first quarter loss from continuing operations was $31.7 million or $0.53 per share compared to $29.1 million or $0.50 per share a year ago.
Consolidated gross margin from continuing operations as a percent of sales decreased by 0.3% from 23.3% to 23.0% in the first quarter as the negative impact of de-leveraging occupancy costs more than offset the gross margin benefit of a favorable sales mix. As a percent of sales, SG&A from continuing operations increased by 0.8% from 28.1% to 28.9% in the first quarter due to non-operating items and expense de-leveraging.
Capital expenditures were reduced by $4.5 million in the first quarter to $29.6 million from $34.1 million for the same period in 2007. Management has critically reviewed capital expenditure plans for 2008 and expects to spend between $80 million to $85 million for the year compared to $142.7 million in 2007. Debt was reduced by $130.9 million to $591.9 million at the end of the first quarter from $722.8 million, including discontinued operations at the end of the first quarter a year ago. The company improved inventory turn for the fourth consecutive quarter compared to the prior year. In the first quarter, inventory was reduced by 13.2%—or $188.4 million at cost—compared to a year ago.
-more-

Borders Group Q1 2008—3
Domestic Borders Superstores
Total first quarter sales at domestic Borders superstores were $600.7 million, a decrease of 2.3% over the same period in 2007. Same-store sales in the segment decreased by 4.1%. The book category was relatively stable considering the overall consumer environment, declining by just 1.2% on a same-store sales basis. Categories that performed well with strong same-store sales results include Bargain books, Children’s, Seattle’s Best Coffee cafes and Gifts and Stationery, driven by Paperchase. Music declined by 25.8% as negative sales trends continued and the company implemented a planned reduction in inventory and floor space devoted to the category. Factoring out music, comparable store sales at domestic Borders superstores decreased by 1.7%. Borders superstores reported an operating loss of $30.0 million in the first quarter compared to an operating loss of $22.0 million for the same period a year ago. The loss was a result of negative same-store sales results, which were partially offset by expense reductions.
The company opened five new Borders superstores in the U.S. during the period—all of them new concept stores—and ended the first quarter with a total of 514 domestic superstore locations.
Waldenbooks Specialty Retail
Comparable store sales decreased within the Waldenbooks Specialty Retail segment by 0.8% for the period. Total sales were down by 11.2% in the first quarter to $96.0 million, as the number of stores was reduced from 553 at the close of the first quarter 2007 to 476 at the end of the quarter this year.
The first quarter operating loss for the Waldenbooks Specialty Retail segment was $13.6 million compared to $14.0 million in 2007 with the improvement primarily due to increased gross margins.
International
For the first quarter, total sales from continuing operations in the International segment were $88.0 million, which is up by 27.2% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales from continuing operations increased by 17.3% in the first quarter. The company opened one new International Borders store in the first quarter.
Comparable store sales in the International segment increased by 3.1% in the first quarter as a result of strong performance in Australia stores. The first quarter operating loss for the International segment was $1.3 million compared to a first-quarter operating loss of $1.0 million in 2007. Management indicated that the strategic alternatives process for its Australia/New Zealand/Singapore and Paperchase businesses is ongoing.
-more-

Borders Group Q1 2008—4
Non-Operating Adjustments
Consolidated net loss and earnings per share figures reported here include the impact of non-operating adjustments, which in the first quarter netted to zero and had no impact on net income or earnings per share. Included in non-operating items were severance costs, professional fees related to the strategic alternatives process and amortization of debt issuance costs offset by income related to fair market value adjustment of the warrant liability and a related tax benefit.
Next Financial Release
Borders Group plans to issue second quarter financial results August 26, 2008 after market close with a conference call for investors to follow at 8 a.m. August 27, 2008.
About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,100 stores and approximately 30,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expect,” “estimated,” “look toward,” “going forward,” “continuing,” “planning,” “returning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including earnings per share, EBIT margins and inventory turns, liquidity, same-store sales, cost reduction initiatives, and anticipated capital expenditures and depreciation and amortization amounts), its exploration of strategic alternatives, its financing agreement with Pershing Square and the benefits thereof, strategic plans and expected financing and benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the downsizing of the Waldenbooks Specialty Retail Segment and the new proprietary Web site and its roll out to superstores). These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company’s strategic plan, and, with respect to the exploration of strategic alternatives including the sale of certain parts of the company or the sale of the entire company, the ability to attract interested third parties.
The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Quarter Ended May 3, 2008			Quarter Ended May 5, 2007 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Domestic Borders Superstores	$600.7	$—	$600.7	$615.0	$—	$615.0
Waldenbooks Specialty Retail	96.0	—	96.0	108.1	—	108.1
International	88.0	—	88.0	69.2	—	69.2

Total sales	784.7	—	784.7	792.3	—	792.3
Other revenue	7.8	—	7.8	6.4	—	6.4

Total revenue	792.5	—	792.5	798.7	—	798.7
Cost of goods sold, including occupancy costs	610.3	1.5	611.8	609.3	4.5	613.8

Gross margin	182.2	(1.5)	180.7	189.4	(4.5)	184.9
Selling, general and administrative expenses	224.2	2.9	227.1	221.5	1.3	222.8
Pre-opening expense	1.2	—	1.2	1.3	—	1.3
Asset impairments and other writedowns	—	—	—	—	0.9	0.9

Operating loss	(43.2)	(4.4)	(47.6)	(33.4)	(6.7)	(40.1)
Interest expense	8.1	(2.4)	5.7	9.3	—	9.3

Loss before income taxes	(51.3)	(2.0)	(53.3)	(42.7)	(6.7)	(49.4)
Income taxes (benefit)	(19.6)	(2.0)	(21.6)	(18.7)	(1.6)	(20.3)

Loss from continuing operations	$(31.7)	$—	$(31.7)	$(24.0)	$(5.1)	$(29.1)

Loss on operations of discontinued operations (net of tax)	—	—	—	(5.9)	0.5	(5.4)
Loss on disposal of discontinued operations (net of tax)	—	—	—	—	(1.4)	(1.4)

Loss from discontinued operations (net of tax)	—	—	—	(5.9)	(0.9)	(6.8)

Net loss	$(31.7)	$—	$(31.7)	$(29.9)	$(6.0)	$(35.9)

Basic EPS from continuing operations	$(0.53)	—	(0.53)	$(0.41)	(0.09)	(0.50)
Basic EPS from discontinued operations	$—	—	—	$(0.10)	(0.01)	(0.11)
Basic EPS including discontinued operations	$(0.53)	—	(0.53)	$(0.51)	(0.10)	(0.61)
Basic weighted avg. common shares	59.4	59.4	59.4	58.6	58.6	58.6

Comparable Store Sales
Domestic Borders Superstores	(4.1%)			(1.9%)
Waldenbooks Specialty Retail	(0.8%)			(1.0%)
International Borders Superstores (4)	3.1%			1.9%
Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended May 3, 2008			Quarter Ended May 5, 2007 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Domestic Borders Superstores	76.6%	—%	76.6%	77.6%	—%	77.6%
Waldenbooks Specialty Retail	12.2	—	12.2	13.7	—	13.7
International	11.2	—	11.2	8.7	—	8.7

Total sales	100.0	—	100.0	100.0	—	100.0
Other revenue	1.0	—	1.0	0.8	—	0.8

Total revenue	101.0	—	101.0	100.8	—	100.8
Cost of goods sold, including occupancy costs	77.8	0.2	78.0	76.9	0.6	77.5

Gross margin	23.2	(0.2)	23.0	23.9	(0.6)	23.3
Selling, general and administrative expenses	28.5	0.4	28.9	28.0	0.1	28.1
Pre-opening expense	0.2	—	0.2	0.2	—	0.2
Asset impairments and other writedowns	—	—	—	—	0.1	0.1

Operating loss	(5.5)	(0.6)	(6.1)	(4.3)	(0.8)	(5.1)
Interest expense	1.0	(0.3)	0.7	1.2	—	1.2

Loss before income taxes	(6.5)	(0.3)	(6.8)	(5.5)	(0.8)	(6.3)
Income taxes	(2.5)	(0.3)	(2.8)	(2.4)	(0.2)	(2.6)

Loss from continuing operations	(4.0)%	—%	(4.0)%	(3.1)%	(0.6)%	(3.7)%

(1)	The results of Borders Ireland Limited, Books etc., and U.K. Superstores are reported as discontinued operations.

(2)	Results from 2008 were impacted by a number of non-operating items, including store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Results from 2007 were impacted by a number of non-operating items, including store closure costs and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)	International comparable store sales are presented in local currency.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	Quarter Ended		Year Ended
	May 3,	May 5,	February 2,
	2008	2007	2008
Assets
Cash and cash equivalents	$40.4	$79.0	$61.0
Inventory	1,241.2	1,429.6	1,327.2
Other current assets	151.5	106.3	117.8
Current assets of discontinued operations(1)	—	141.2	—
Property and equipment, net	636.2	610.6	638.8
Other assets and deferred charges	117.8	122.4	117.4
Goodwill	40.5	40.3	40.5
Noncurrent assets of discontinued operations	—	127.2	—

Total assets	$2,227.6	$2,656.6	$2,302.7

Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$585.5	$677.0	$548.6
Accounts payable	495.1	532.8	550.3
Other current liabilities	294.6	333.9	368.9
Current liabilities of discontinued operations(2)	—	127.8	—
Long-term debt	6.4	5.2	5.4
Other long-term liabilities	394.8	321.6	350.4
Noncurrent liabilities of discontinued operations	—	55.0	—

Total liabilities	1,776.4	2,053.3	1,823.6
Minority interest	2.3	1.9	2.2
Total stockholders’ equity	448.9	601.4	476.9

Total liabilities, minority interest and stockholders’ equity	$2,227.6	$2,656.6	$2,302.7

1.	Includes $4.9 million of cash and cash equivalents as of May 5, 2007.

2.	Includes $40.6 million of short-term borrowings as of May 5, 2007.

Certain reclassifications have been made to conform to current year presentation.
Condensed Consolidated Statements of Cash Flows

	Quarter Ended
	May 3,	May 5,
	2008	2007
CASH PROVIDED BY (USED FOR):
OPERATIONS
Loss from continuing operations	(31.7)	(29.1)
Adjustments to reconcile loss to operating cash flows:
Depreciation	28.9	25.6
Change in other long-term assets, liabilities and deferred charges	0.9	2.6
(Increase) decrease in inventories	88.9	(78.6)
Decrease in accounts payable	(56.5)	(30.5)
Cash used for current assets and current liabilities	(63.3)	(55.7)

Net cash used for operations	(32.8)	(165.7)
INVESTING
Capital expenditures	(29.6)	(34.1)

Net cash used for investing	(29.6)	(34.1)
FINANCING
Net funding from debt and financing obligations	45.2	174.0
Issuance and repurchase of common stock	2.1	2.7
Long-term debt issuance	1.1	—
Cash dividends paid	(6.5)	(6.5)

Net cash provided by financing	41.9	170.2
Effect of exchange rates on cash and equivalents	(0.1)	(0.4)
Net cash provided by discontinued operations	—	0.4

NET DECREASE IN CASH AND CASH EQUIVALENTS	(20.6)	(29.6)

Cash and equivalents at beginning of year	61.0	108.6

Cash and equivalents at end of period	$40.4	$79.0

Store Activity Summary

	Quarter Ended		Year Ended
	May 3,	May 5,	February 2,
	2008	2007	2008
Domestic Borders Superstores
Beginning number of stores	509	499	499
Openings	5	4	18
Closings	—	(1)	(8)

Ending number of stores	514	502	509

Ending square footage (in millions)	12.6	12.4	12.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	490	564	564
Openings	—	—	1
Closings	(14)	(11)	(75)

Ending number of stores	476	553	490

Ending square footage (in millions)	1.8	2.1	1.9

International Borders Superstores
Beginning number of stores	32	68	68
Openings	1	2	6
Closings	—	—	—
Sold	—	—	(42)

Ending number of stores	33	70	32

Ending square footage (in millions)	0.7	1.7	0.7

(1)	Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended May 3, 2008			Quarter Ended May 5, 2007 (1)
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis
Domestic Borders Superstores
Sales	$600.7	$—	$600.7	$615.0	$—	$615.0
Depreciation expense	23.0	—	23.0	21.8	0.2	22.0
Operating loss	(27.9)	(2.1)	(30.0)	(16.8)	(5.2)	(22.0)

Waldenbooks Specialty Retail
Sales	$96.0	$—	$96.0	$108.1	$—	$108.1
Depreciation expense	2.4	—	2.4	1.1	—	1.1
Operating loss	(12.8)	(0.8)	(13.6)	(13.3)	(0.7)	(14.0)

International
Sales	$88.0	$—	$88.0	$69.2	$—	$69.2
Depreciation expense	3.5	—	3.5	2.5	—	2.5
Operating loss	(0.6)	(0.7)	(1.3)	(0.7)	(0.3)	(1.0)

Corporate (4)
Operating loss	$(1.9)	$(0.8)	$(2.7)	$(2.6)	$(0.5)	$(3.1)

Consolidated
Sales	$784.7	$—	$784.7	$792.3	$—	$792.3
Depreciation expense	28.9	—	28.9	25.4	0.2	25.6
Operating loss	(43.2)	(4.4)	(47.6)	(33.4)	(6.7)	(40.1)

(1)	The results of Borders Ireland Limited, Books etc., and U.K. Superstores are reported as discontinued operations.

(2)	Results from 2008 were impacted by a number of non-operating items, including store closure costs, severance costs, professional fees related to strategic alternatives and amortization of the term loan discount and debt issuance costs, offset by income related to the fair market value adjustment of the warrant liability and related tax benefit. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Results from 2007 were impacted by a number of non-operating items, including store closure costs and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)	The Corporate segment includes various corporate governance costs and corporate incentive costs.